EXHIBIT 99.5

                            INDEMNIFICATION AGREEMENT
                            -------------------------

         THIS AGREEMENT, made this 31 day of December, 2003, by and between Cyberads, Inc. ("Cyberads"), (referred to herein as "Cyberads" or "Indemnifier") and Lawrence Levinson (hereinafter referred to as "Levinson"), provides as follows:
                                   WITNESSETH:

         WHEREAS, pursuant to a Stock Purchase Agreement, dated September 9, 2003 (the "Agreement") by and among Levinson, Novanet Media, Inc. ("Novanet Media") and Cyberads, Novanet Media acquired outstanding stock of Cyberads owned by Levinson; and

         WHEREAS, as a material inducement to Levinson to consummate the terms of the Agreement, Indemnifier has agreed to provide the indemnification provided for below;

         NOW, THEREFORE, in order to induce Levinson to take certain actions, the parties hereby agree, as follows:

         1. Indemnifier hereby agrees to fully indemnify Levinson and to be responsible for: (i) the payment of all legal fees, costs and expenses and any potential damages relating to those certain actions entitled "Brightpoint North America, LP vs. IDS Cellular, Inc. and Lawrence Levinson, Cause No.:
1:03-CV-0450RLY-WTL", filed in the U.S. District Court, Southern District of Indiana, Indianapolis Division, and "Stephen M. Krause and American Cellular, Inc. vs. Lawrence Levinson, Cyberads, Inc., AT & T Wireless Services d/b/a AT &T Wireless Services, Case No.: 50-2003-CA-010063-XXOCAI", filed in Palm Beach County Circuit Court, Florida, and (ii) all expenses, costs, including, but not limited to, legal fees and accounting fees and any actual or potential damages with respect to any and all claims brought against Levinson as a consequence of, or related to, Levinson's position as an officer, director or shareholder of Cyberads, or as a consequence of, or related to, Levinson's
























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personally  guaranteeing  any  indebtedness  of  Cyberads,  IDS  Cellular  d/b/a
Wireless Choices or otherwise, MLS Link or any other indebtedness which Levinson personally guaranteed which benefitted, directly or indirectly, Cyberads and its subsidiaries, including, but not limited to, any indebtedness to WebBank or Rockland Credit Finance, LLC.

         2. In the event that any of the parties to this Agreement must resort to legal action in connection with any claim for indemnification, the prevailing party shall be entitled to receive reimbursement from the non-prevailing party for all reasonable attorneys' fees and all other costs incurred in commencing or defending such suit, and in enforcing and collection of any judgment.

         3. Any disputes which may arise under the terms of this Agreement shall be subject to the determination by a Court of competent jurisdiction located in Palm Beach County, Florida..

         IN WITNESS WHEREOF, Indemnifier has executed this Indemnification Agreement as of the day and year first above written.

Signed, sealed and delivered                    INDEMNIFIER:
in the presence of:
                                                Cyberads, Inc.
--------------------------------------
                                                By: /s/ WALTER TATUM
                                                   --------------------------
--------------------------------------              Walter Tatum, President

































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